EXHIBIT 10(B)

July 11, 2003

Mr. Roberto R. Denis

741 Calatrava Avenue

Coral Gables, FL 33143

Dear Roberto:

On behalf of the Board of Directors, I am pleased to offer you employment as Vice President, Energy Supply. Your work location will be at Sierra Pacific – Nevada Power headquarters in Las Vegas, Nevada. You will report directly to me in this position. We expect that you will assume your duties as soon as possible. The job will involve business travel, especially within Nevada, California, and the Western U.S.

Your starting base salary in this position will be $260,000. You will also be eligible for an annual cash Short-Term Incentive Program (STIP) of 45% (target) of your base salary. Payment of the Short-Term Incentive is at the discretion of the Board of Directors and is based on corporate, business unit, and personal performance. Actual payout may vary from 0% to 150% of target. Your participation for 2003 will be prorated from your start date, with a minimum payout of $60,000 for 2003, payable no later than 3/31/04, and $60,000 for 2004, payable no later than 3/31/05, if you are still employed by Sierra Pacific Resources on those dates.

Long-term incentives for this position are in accordance with the plan approved by the shareholders and administered by the Board of Directors. At this time, long-term incentives consist of shares of Restricted Stock, which vest one-third per year beginning December 31, 2004. Vesting may be accelerated if the Board of Directors determines that the company’s performance warrants it. For your position, the long-term incentive is targeted at 75% of your base salary. You will also be eligible to participate in the 2003-2005 Restricted Share grant made earlier this year with 21,000 shares of restricted stock, and you will be eligible to participate in the 2002-2004 program with 1,800 shares. This will also serve to compensate you for the long-term incentive you are giving up by leaving your current employment. You must be employed on the dates of vesting for these shares to be distributed to you.

As a special inducement for you to join SPR, the Board has also authorized the following incentives. A one-time cash payment of $40,000, gross amount before taxes, to compensate you for the bonus that you will forego from your current employer for 2003. In addition, you will receive a special stock option grant of 25,000 NQSO’s at a strike price to be set based on the closing stock price on the day you accept this offer by signing it and informing me that you have done so. These options will vest after 6 months, or upon change of control if such an event were to occur prior to that time. You will also receive 10,000 Restricted Stock Shares, which have a three-year term and will vest 1/3 each year for the next three years.

Mr. Roberto Denis

July 11, 2003

As a Vice President, you will be expected to achieve and maintain one and a half times your annual compensation in SPR stock. You will have five years to achieve this level.

In addition to the benefits described above, in the event you are terminated for reasons other than (1) reasons relating to moral turpitude, (2) conviction of any crime amounting to a felony, or (3) on your own volition and without actually being requested to resign by the Board, you will be eligible to receive one year’s base pay plus target incentive, within 30 days of termination. This payment shall be conditioned on the execution of appropriate releases in favor of the Company for any and all claims connected with or arising out of your employment or termination and will require continued maintenance of confidential and proprietary information, a non-compete for one year, and agreement not to disparage the Company. This payment would not be made if you otherwise receive any other severance, disability, or retirement payments from the Company, including a change in control plan payment.

You will be eligible to participate in the Company’s Supplemental Executive Retirement Plan (SERP) and eligible for benefits under this Plan. For purposes of calculating SERP, 3 years will be added to your years of service if you continue to be employed with SPR until age 62 or beyond. In the event of a change in control, prior to SERP vesting, your SERP benefit will be deemed to have vested and you will be deemed to have 5 years of service. After your second anniversary of service, and until your fifth anniversary of service, you will be deemed for SERP purposes in the event of change in control to be vested and to have your actual years of service plus additional service granted by the Change in Control action.

You will be eligible for the normal Sierra Pacific Resources Senior Officer change in control protection as has been put in place for company senior officers by the Board of Directors.

The Company will also provide you executive life insurance coverage of $400,000. This will be in addition to a $1,000,000 policy in the event that you die while traveling on Company business and Company-provided group life insurance equivalent to 1.5 times your annual salary.

You will be eligible for all regular employee benefits including a 401K plan that matches employee contributions dollar for dollar up to 6% and SPR’s Deferred Compensation Plan. You will receive a perquisite allowance of $9,900 to cover such expenses as a car, tax preparation and club memberships. You will receive paid time off (PTO) based on your years of professional work experience (currently 31). Your annual paid time off allowance will be 33.4 days, plus 11 paid holidays. For the remainder of 2003, you will be granted 17 days PTO.

Upon acceptance of this agreement, and in lieu of household goods moving expense reimbursement, you will be eligible for a housing allowance of $4,500 gross per month for one year, beginning 60 days after your hire date. Reasonable expenses for temporary living accommodations will be reimbursed for the first 60 days of employment. Arrangements should be made with the Company for temporary living accommodations. Other portions of the Executive relocation program are available to you as set forth in the Executive Relocation policy (attached), including transport of one automobile to Las Vegas. In lieu of direct reimbursement of these expenses by the Company, a one-time cash payment to cover relocation expenses could be arranged.

Mr. Roberto Denis

July 11, 2003

As is Sierra’s policy, all hiring offers are contingent on a drug analysis test. We can arrange for you to have this test at a time and place convenient for you. Also you will need to provide us proof of U.S. Citizenship on your first day of work. This could include a copy of your Birth Certificate, Driver’s License or Social Security Card.

The position being offered to you is one of trust and confidence. In accepting the position you are agreeing that, in addition to any other limitation and regardless of the circumstances or any future limitation of your employment, you will not communicate to any person, firm or other entity any knowledge relating to documents, transactions or any other confidential knowledge which you might acquire with respect to the business of Sierra Pacific Resources or any of its affiliated companies.

To indicate acceptance of this offer, please sign below and return one signed original of this letter to me as soon as possible. If you have questions about elements of this offer, you may call me.

On behalf of the board and the senior officers of the company, I am delighted that you have accepted the opportunity to join Nevada Power and the Sierra Pacific team. We believe, with your leadership, expertise and dedication we will accomplish great results for our shareholders, customers, employees and communities. Welcome!

Sincerely,

Accepted:

Roberto R. Denis

Date: